Exhibit 99.1

True Religion Announces Leadership Transition Plan

Jeffrey Lubell to Step Down as CEO; Will Serve as Chairman Emeritus and Creative Consultant

Lynne Koplin Interim CEO

Review of Strategic Alternatives Remains Ongoing

VERNON, Calif.--(BUSINESS WIRE)--Mar. 19, 2013-- True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that Jeff Lubell has decided to step down as Chairman, Chief Executive Officer, Creative Director and employee of the Company. Mr. Lubell has agreed to serve as Chairman Emeritus and a creative consultant to the Company he founded and loves for a period of two years.

The Company’s Board of Directors has appointed Lynne Koplin, President of True Religion, to serve as the Company’s Interim Chief Executive Officer.

Jeffrey Lubell, Chairman, Chief Executive Officer and Creative Director stated, “I founded True Religion in 2002, and I am grateful and deeply honored to have had the opportunity to lead the Company for the last 10 years. I am very proud of all that the Company achieved during this decade of both achievements and challenges. Now is the right time to facilitate the next phase of the Company’s development and growth, and for me to seek new creative endeavors.”

The True Religion Board of Directors commented, “In the last 10 years, Jeff has taken True Religion from a start-up to one of the truly iconic brands in the premium denim market. Under his leadership, True Religion has become a premier global fashion company – far exceeding its original goals. Jeff’s vision for and commitment to this business has been, and will continue to be, a key driver of True Religion’s success. He has not just made a mark on our Company but on the industry as a whole. We are grateful for his contributions to the Company.”

The Board continued, “We are fortunate to have a proven leader of Lynne’s caliber to step into the role of Interim CEO. As a member of the True Religion management team since 2010, Lynne has a thorough knowledge of the Company’s management team, strategy and brand. Lynne’s skills and expertise will be invaluable to True Religion. We are confident that, under Lynne’s guidance, our strong team will continue to succeed and build on the important progress we have made. The Board will work diligently to ensure that this transition is seamless for all of our stakeholders.”

As previously announced on October 10, 2012, True Religion’s Board of Directors formed a Special Committee of non-management directors and hired financial and legal advisors to evaluate possible strategic alternatives available to the Company with the objective of maximizing shareholder value. The process is ongoing and the Company does not intend to disclose or comment until the Special Committee completes its review and approves a definitive course of action, or concludes the review process.

The Special Committee has retained Guggenheim Securities, LLC as its financial advisor, and Greenberg Traurig, LLP as its legal counsel, to assist with the strategic review process.

About Lynne Koplin

Ms. Koplin joined the Company in January 2010 as Chief Operating Officer and was promoted to President in August 2011. Ms. Koplin has been instrumental in improving merchandise planning, buying and allocation for the Company's retail stores and wholesale business as well as increasing the overall productivity of the True Religion Brand Jeans retail stores. Prior to joining the Company, and since July 2005, Ms. Koplin was the President, Women's Division, of Tommy Bahama, a subsidiary of Oxford Industries, and before that worked for a number of apparel and retail companies, including Warnaco, I. Magnin, Marshall Field and Burdines.

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About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of December 31, 2012, the Company owned and operated 122 retail stores in the United States and 30 international stores. For more information, please visit www.truereligionbrandjeans.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are statements regarding our ongoing strategic review and statements addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans. In particular, the Company cautions that there has been no decision as to whether the Company will elect to pursue any of the strategic alternatives it may consider, and there can be no assurance that any such alternatives will result in changes to the Company's business plan or a sale of the Company. The Company does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Source: True Religion Apparel, Inc.

Joele Frank, Wilkinson Brimmer Katcher
Kelly Sullivan/Matt Sherman/Alyssa Cass, 212-355-4449

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